Exhibit 10.4

AGREEMENT

AGREEMENT (this “Agreement”) dated as of October 15, 2008, by and between Gregory O’Reilly, a resident of the State of New Jersey (the “Executive”), and International Energy Inc., a Nevada corporation (the “Company”).

WITNESSETH

WHEREAS, Executive presently serves as the President, Chief Executive Officer and as a Director of the Company;

WHEREAS, Executive and the Company are parties to an Employment Agreement dated July 29, 2008, (the “Employment Agreement”) and capitalized terms used in this Agreement, but not otherwise defined, shall have the respective meanings attributed to such terms in the Employment Agreement;

WHEREAS, the Executive has tendered his resignation, effective as of 5:00 pm on October 15, 2008 as the President, Chief Executive Officer and as a Director of the Company (the “Executive’s Resignation”);

WHEREAS, the Executive desires to terminate the Employment Agreement, subject to the terms hereof;

WHEREAS, the Company has accepted the Executive’s Resignation

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises hereinafter provided and of the actions taken pursuant thereto, the parties agree as follows:

1.                  Effective Date. This Agreement shall be effective as of 5:00PM (EST) on October 15, 2008 (the “Effective Date”).

2.                 Termination of Employment Agreement. As of the Effective Date, the Employment Agreement shall be deemed terminated and shall have no further force or effect.

3.                 Resignation as a Director of the Company and the Subsidiaries.

Effective as of the Effective Date, the Executive shall be deemed to have resigned from any other positions which the Executive may have held or hold with the Company and or any of its subsidiaries and shall have submitted his irrevocable resignation from such positions.

4.                 Records and Return of Property.

4.1     Return of Tangible Property.  The Executive hereby certifies that he has returned to the Employer all property of the Employer in the Executive’s possession, including, without limitation, cellular telephones, Blackberry units, computers, printers, peripherals, software, hardware, and any other such property.

4.2    Return of Confidential Information. The Executive hereby further agrees that, by no later than October 15, 2008 (the “Certification Date”) he will certify, in writing, that he has returned to the Company and he will have returned to the  Company or have made arrangements deemed satisfactory by the  Company for return to the  Company of all tangible material embodying Confidential Information in any form whatsoever, including, without limitation, all paper copy copies, summaries and excerpts of Confidential Information and all electronic media or records containing or derived from Confidential Information.

4.3    Pro Rata Reimbursement of Signing and Other Advances. Anything hereing to the contrary notwithstanding, the Executive acknowledges that there is due and owing the Company, in accordance with the terms and conditions of the Employment Agreement the amount of $3,365.39 plus an additional amount of $4,115,97, or an aggregate of $7,481.36 (the “Executive’s Obligation”).  It is understood and agreed that the aforesaid amount will be paid to the company on October 15, 2008; the Executive may offset against the Executive Obligation the amount of $922.00 provided that he provides appropriate receipts for the disbursement thereof.

5.                 Confidentiality; Non-Solicitation; Non-compete.

For a period of twelve months following the Effective Date, the Executive expressly agrees:

5.1    Agreement not to use or disclose confidential information. Not to use for the benefit of himself or anyone else, or disclose to anyone else, any Confidential Information belonging to the Company or its Subsidiaries, without first seeking and obtaining the express written approval of the Company. For purposes of this provision, it is mutually agreed that “Confidential Information” is defined exclusively to mean all information that is not readily known to the public in usable form and includes, without limitation, all financial, operational, strategic, corporate, and product information pertaining to the Company and its subsidiaries.

5.2    Non-compete. Unless otherwise agreed to in writing by the Company, the Executive, for a period of 24 months from the Effective Date, the Executive will not directly or indirectly on his own behalf or on behalf of any other party or entity engage in any work or other activity or render any assistance to any person that would compete with or negatively affect the Company’s efforts to realize any specific opportunity in the area of algal biochemistry and photosynthesis.

6.                 Stock and Options.  As of the Effective Date, all of the options granted to the Executive shall be deemed terminated and of no further force or effect as of the Effective Date.

7.                 Statements Concerning Executive’s Resignation. The Executive and the Company shall jointly release a press statement, in the form attached hereto as Exhibit A, that provides (a) notice of the termination of the Executive’s employment with the Company (b) stipulates that the Executive has no disagreement with the management, internal financial or disclosure controls or accounting policies of the Company, and (c) covers such other matters as the parties may mutually agree. Both the Executive and the Company shall otherwise refrain to the extent possible from publicly discussing the circumstances surrounding the termination of the Executive’s employment with the Company and shall, in all instances, refrain from making any statements that could reasonably be interpreted as disparaging of one another or their respective affiliates.

8.                 Employment References. Nothing in this Agreement shall prevent either party from stating the fact that Executive was employed by the Company, the address of his work location, the dates of his employment, his job titles and job duties, his rate of pay, or that he resigned from his position as the Chief Executive Officer and President and as a Director of the Company, and the termination of the Employment Agreement on  the Effective Date.

9.                 Non Confidentiality of Agreement. Parties acknowledge that this Agreement shall be filed as an exhibit to the Company’s Form 8-K to be filed with the United States Securities and Exchange Commission.

10.               No Admissions. Nothing contained in this Agreement or the General Release incorporated herein shall be considered an admission by  the Executive of any wrongdoing under any Federal, state or local statute, public policy, tort law, contract law, common law or otherwise.

11.                No Third Party Claims. Each party represents and warrants that no other person or entity has, or to the best knowledge of such party claims, any interest in any potential claims, demands, causes of action, obligations, damages or suits released pursuant to this Agreement; that it or he is the owner of all other claims, demands, causes of action, obligations, damages or suits so released; that it or he has full and complete authority to execute this Agreement; and that it or he has not sold, assigned, transferred, conveyed or otherwise disposed of any claim, demand, cause of action, obligation or liability subject to this Agreement and the General Releases contemplated hereby.

12.               Releases. Executive agrees and acknowledges that the consideration received by him for this Agreement and the General Release attached hereto as Exhibit B and incorporated herein (the “Executive Release”), and for the execution hereof and thereof, shall constitute full payment, satisfaction, discharge, compromise and release of and from all matters for which he is providing a release herein and in such General Release.

13.               Expenses. Each party shall pay its own costs incident to the negotiation, preparation, performance, execution, and enforcement of this Agreement, and all fees and expenses of its or his counsel, accountants, and other consultants, advisors and representatives for all activities of such persons undertaken in connection with this Agreement.

14.               No Third Party Beneficiaries. Except as expressly stated herein, the parties do not intend to make any person or entity who is not a party to this Agreement a beneficiary hereof, and this Agreement should not be construed as being made for the benefit of any person or entity not expressly provided for herein.

15.               Voluntary Execution; Interpretation. The parties hereto declare that they have completely read this Agreement fully understands its terms and contents, and freely, voluntarily and without coercion enters into this Agreement and are not aware of any matter that would adversely affect the enforceability of this Agreement by the other party hereto. Each of the parties hereto have been apprised of their opportunity to have this agreement reviewed by independent counsel and such other advisors as they may deem appropriate. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

16.               Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and all prior negotiations and representations are merged herein or replaced hereby. No amendments or modifications of the terms of this Agreement shall be valid unless made in writing which specifically states that it is intended to amend or modify a provision hereof and is signed by all of the parties hereto.

17.               Severability. Should any provision of this Agreement be declared or be determined by any court to be unenforceable or invalid as drafted, it may and shall be reformed or modified by a court of competent jurisdiction to the form of an enforceable and valid provision that achieves, to the greatest extent possible, the result intended by the parties in drafting and agreeing to the unenforceable and invalid provision. Should a court of competent jurisdiction decline to so reform or modify such a provision or determine that no enforceable and valid provision can be created to achieve the intended result, the unenforceability and invalidity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and said unenforceable or invalid part, term, or provision shall be deemed not to be a part of this Agreement.

20.               Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective on the Effective Date.

22.               Notices. All notices, requests and other communications under this Agreement will be in writing (including facsimile or similar writing) and shall be sent by hand delivery, overnight express carrier or facsimile transmission to the parties at the following addresses or such other addresses as the parties may later designate in writing pursuant hereto:

To the Company:

C/o Sierchio & Company, LLP
110 East 59th Street
New York, New York 10022
Tel. (212) 246-3030
Fax (212) 486-0208
Attention: Joseph Sierchio, Esq.

And

To Executive:

Gregory O’Reilly
109 Hamilton Street
No. 207
Newark, New Jersey 07105

24.               Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws (excluding conflict of laws rules and principles) as is the Employment Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

The Executive:
/s/ Gregory O’Reilly
Gregory O’Reilly

The Company:
International Energy Corp.
/s/ Derek J. Cooper
Mr. Derek J. Cooper, Director and Authorized Signatory

EXHIBIT A

STATEMENT

The Company and Mr. O’Reilly acknowledge that:

•
Mr. O’Reilly resigned  as the Company’s  President and Chief Executive officer and as a director of the Company for personal health reason and in conjunction therewith  his Employment Agreement with the Company was terminated (the “Termination”) as of 5:00PM (EST) on October 15, 2008 (the “Effective Date”);

•
Neither Mr. O’Reilly’s resignation nor the termination of his employment agreement was the result of,  any disagreement with the  management, internal financial, disclosure controls, or  accounting policies of the Company;

•	The Company thanks Mr. O’Reilly for his efforts and contributions to the Company’s continued development during his tenure. .

EXHIBIT B

GENERAL RELEASE

I, Gregory O’Reilly, having resigned on behalf of myself and my heirs, successors, agents, executors, administrators, attorneys and assigns, in consideration of the terms of the Agreement effective as of 5:00PM (EST) on October 15, 2008 by and between International Energy, Inc. (“International Energy”) and myself (the “Agreement”) hereby release and forever discharge International Energy and any and all of its present, former and future direct and indirect affiliates, subsidiaries, departments, officers, directors, Executives, representatives, agents, attorneys, successors and assigns, from any and all claims, rights and causes of action (whether known or unknown, accrued or unaccrued) which I have or may in the future have against them based on facts and circumstances existing on or prior to the date hereof, in law or equity, relating to or arising under: Federal, Michigan, or other state or local law; any employment contract; any employment statute or regulation; any employment discrimination law, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, and the Age Discrimination in Employment Act of 1967, as amended; the Executive Retirement Income Security Act of 1974, as amended; any other Federal, state, or local civil rights, pension or labor law; contract law; tort law; and common law, including but not limited to (a) any claim arising out of or relating in any manner to my Employment Agreement with International Energy dated  September 4, 2007; (b) any claim relating to a sales commission or otherwise arising out International Energy revenues, or (c) any other claim arising out of or relating to my employment with International Energy, including any claim for wrongful discharge, constructive discharge, unintentional or intentional torts, or misrepresentation or infliction of emotional distress;  provided,  however, that I do not hereby release International Energy from any of its obligations under the Agreement. For purposes of this General Release, International Energy shall be deemed to include each and every one of its affiliated entities described in the Agreement.

I further agree not to sue or otherwise institute or cause to be instituted or in any way voluntarily participate in the prosecution of any complaints or charges against any persons or entities released herein in any Federal, state, or other court, administrative agency or other forum concerning any claims released herein.

Except as required by law or as necessary to fulfill the terms of the Agreement or this Release, or as necessary in connection with personal business, legal or tax affairs (in which case disclosure shall be on a confidential basis to the extent practicable), I agree not to disclose the terms or provisions of this Release to any person or entity (including Executives of International Energy).

I understand and agree that nothing contained in this Release is to be considered an admission by International Energy of any wrongdoing under any Federal, state, or local statute, public policy, tort law, contract law, or common law.

I acknowledge that I have been advised to consult with an attorney prior to executing this Release and I have voluntarily elected to freely execute this Release and waive any applicable review periods.

This Release is executed in connection with, and is subject to terms of, the Agreement.

/s/ Gregory O’Reilly
Gregory O’Reilly

Subscribed and sworn to before me this 15th day of October 2008.

/S/Joseph Sierchio
Notary Qualified in the State and County of New York
My commission expires: 02/23/2010